Invesco Ltd. Code of Conduct
A. Introduction
Our company’s Mission “Helping Investors Worldwide Build Their Financial Security” is a logical starting point for our Code of Conduct. To help guide us in achieving our Mission, Invesco has developed the following set of Principles:
▪	We are passionate about our clients’ success

▪	We earn trust by acting with integrity

▪	People are the foundation of our success

▪	Working together, we achieve more

▪	We believe in the continuous pursuit of performance excellence
This Code of Conduct (“Code of Conduct” or “Code”) has been created to assist us in accomplishing our Mission. It contains a number of policies and standards which, when taken together, are designed to help define the essence of the conduct of an Invesco representative. These policies and standards are also intended to provide guidance to Invesco personnel in fulfilling their obligations to comply with applicable laws, rules and regulations (“applicable laws”). This Code of Conduct applies to all officers and other employees of Invesco and its subsidiaries (collectively, “Covered Persons”).
Our Principles also help define the Invesco culture. In practice, this means that our clients’ interests must always come first, that Covered Persons should treat each other with respect and consideration, and that Invesco should participate as a responsible corporate citizen in every community in which it operates. This commitment is a vital part of our achieving our principal responsibility as a publicly-held company: producing a fair return on our shareholders’ capital.
This Code of Conduct contains broad and general principles that supplement the specific policies, procedures and training within each business unit of Invesco.

B. Statement of General Principles
Invesco operates in a highly-regulated and complex environment. There are numerous layers of overlapping, and occasionally conflicting, laws, customs and local practices. This Code of Conduct was designed to provide all of us who are part of Invesco with a clear statement of our firm’s ethical and cultural standards.
Generally, we serve our clients as fiduciaries. Fiduciary businesses are generally held to a higher standard of conduct than other businesses, and as such there are special obligations that apply. The following key duties and principles govern our conduct as fiduciaries:
➢	Best interests of clients - As fiduciaries, we have a duty to act with reasonable care, skill and caution in the best interests of our clients, and to avoid conflicts of interest.

➢	Global fiduciary standards - Invesco seeks to maintain the same high fiduciary standards throughout the world, even though those standards may not be legally required, or even recognized, in some countries.

➢	Client confidentiality - We must maintain the confidentiality of information relating to the client, and comply with the data protection requirements imposed by many jurisdictions.

➢	Information - Clients must be provided with timely and accurate information regarding their accounts.

➢	Segregation and protection of assets - Processes must be established for the proper maintenance, control and protection of client assets. Fiduciary assets must be segregated from Invesco assets and property.

➢	Delegation of duties - Fiduciary duties should be delegated only when the client consents and where permitted by applicable law. Reasonable care, skill and caution must be exercised in the selection of agents and review of their performance.

➢	Client guidelines - Invesco is responsible for making investment decisions on behalf of clients that are consistent with the prospectus, contract, or other controlling document relating to the client’s account.

➢	Relations with regulators - We seek relationships with regulators that are open and responsive in nature.

C. General Conduct
1. Fair and Honest Dealing
Covered Persons shall deal fairly and honestly with Invesco’s shareholders, customers, suppliers, competitors and employees. Covered Persons shall behave in an ethical manner and shall not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice.
2. Anti-Discrimination and Harassment
Invesco is committed to providing a work environment that is free of discrimination and harassment. Such conduct, whether overt or subtle, is demeaning, may be illegal, and undermines the integrity of the employment relationship.
Sexual harassment can include unwelcome sexual advances, requests for sexual favors, pressure to engage in a sexual relationship as a condition of employment or promotion, or conduct which creates a hostile or offensive work environment.
Discrimination can take many forms including actions, words, jokes, or comments based upon an individual’s race, citizenship, ethnicity, color, religion, sex, veteran status, national origin, age, disability, sexual orientation, marital status or other legally protected characteristic. Any Covered Person who engages in harassment or discrimination will be subject to disciplinary action, up to and including termination of employment.
3. Electronic Communications
The use of electronic mail, the Internet and other technology assets is an important part of our work at Invesco. Used improperly, this technology presents legal and business risks for the company and for individual employees. There are also important privacy issues associated with the use of technology, and related regulations are evolving.
In accordance with Invesco’s IT Systems: Acceptable Use policies, all Covered Persons are required to use information technology for proper business purposes and in a manner that does not compromise the confidentiality of sensitive or proprietary information. All communications with the public, clients, prospects and fellow employees must be conducted with dignity, integrity, and competence and in an ethical and professional manner.
We must not use information technology to: transmit or store materials which are obscene, pornographic, or otherwise offensive; engage in criminal activity; obtain unauthorized access to data or files; commit copyright violations; install personal software without permission; or make Internet statements, without permission, that suggest that the user is speaking on behalf of Invesco or its affiliates.

4. Substance Abuse
Invesco is committed to providing a safe and healthy work place for all employees. The use, possession, sale, transfer, purchase, or being “under the influence” of drugs at any time while on company premises or on company business is prohibited. The term “drug” includes alcoholic beverages (other than in connection with entertainment events, or in other appropriate settings), prescriptions not authorized by your doctor, inhalants, marijuana, cocaine, heroin and other illegal substances.
5. Political Activities and Lobbying
Covered Persons, as private citizens, are encouraged to exercise their rights and duties in any political or civic process. For example, voting in elections for which they are eligible, or making contributions supporting candidates or parties of their choice.
Invesco does not make political contributions with corporate funds. No Covered Person may, under any circumstances, use company funds to make political contributions, nor may you represent your personal political views as being those of the company.
In the United States, Invesco does support a Political Action Committee.
D. Conflicts of Interest
Invesco and its Covered Persons must adhere to the highest standards of honest and ethical conduct. A conflict of interest exists when a Covered Person acts in a manner that is not in the best interests of Invesco, our clients, or our shareholders. Often, this is because the Covered Person or someone with whom they have a close personal relationship (e.g. a relative or friend) will benefit personally.
All Covered Persons must act in a manner that is in the best interests of Invesco, our clients, and our shareholders and must avoid any situation that gives rise to an actual or apparent conflict of interest. At no time may a Covered Person use Invesco property, information, or their position to profit personally or to assist others in profiting at the expense of the company, to compete with Invesco, or to take advantage of opportunities that are discovered in the course of serving Invesco.
All Covered Persons shall promptly communicate to the applicable member of the Legal and Compliance Department any material transaction, relationship, or situation that reasonably could be expected to give rise to a conflict of interest so that the company and the Covered Person may take steps to minimize the conflict.
While not all-inclusive, the following sections describe in more detail key areas where real or perceived conflicts of interest can arise.

1. Outside Activities and Compensation
No Covered Person shall perform work or render services for any competitor of Invesco or for any organization with which Invesco does business, or which seeks to do business with Invesco, outside of the normal course of his or her employment with Invesco, without the prior written approval of the company. Nor shall any such person be a director, officer, or consultant of such an organization, or permit his or her name to be used in any fashion that would tend to indicate a business connection with such organization, without such approval. Outside organizations can include public or private corporations, partnerships, charitable foundations and other not-for-profit institutions. With the above approval, Covered Persons may receive compensation for such activities.
Service with organizations outside of Invesco can, however, raise serious regulatory issues, including conflicts of interest and access to material non-public information.
As an outside board member or officer, a Covered Person may come into possession of material non-public information about the outside company or other public companies. It is critical that a proper information barrier be in place between Invesco and the outside organization, and that the Covered Person does not communicate such information to other Covered Persons in violation of the information barrier.
Similarly, Invesco may have a business relationship with the outside organization or may seek a relationship in the future. In those circumstances, the Covered Person must not be involved in any way in the business relationship between Invesco and the outside organization.
Invesco retains the right to prohibit membership by Covered Persons on any board of directors/trustees or as an officer of an outside organization where such membership might conflict with the best interests of the company. Approval will be granted on a case-by-case basis, subject to proper resolution of potential conflicts of interest. Outside activities will be approved only if these issues can be satisfactorily resolved.
2. Personal Trading
Purchasing and selling securities in a Covered Person’s own account, or accounts over which the Covered Person has access or control, particularly in securities owned by client accounts, can give rise to potential conflicts of interest. As fiduciaries, we are held to the highest standards of conduct. Improperly gaining advance knowledge of portfolio transactions, or conducting securities transactions based upon information obtained at Invesco, can be a violation of those standards.
Every Covered Person must also comply with the specific personal trading rules in effect for the Covered Person’s business unit.
3. Information Barriers and Material Non-Public Information
In the conduct of our business, Covered Persons may come into possession of material non-public information. This information could concern an issuer, a client, a portfolio, the market for a particular security, or Invesco itself. The Board of Directors of the company has adopted an Insider Trading Policy (“Insider Trading Policy”) which applies to all Covered Persons. The Insider Trading Policy prohibits all Covered Persons from using such information in ways that violate the law, including for personal gain. Non-public information must be kept confidential, which may include keeping it confidential from other Covered Persons. The purchase or sale of Invesco’s securities or the securities of other publicly-traded companies while aware of material nonpublic information about such company, or the disclosure of material nonpublic information to others who then trade in such company’s securities, is prohibited by this Code of Conduct and by United States and other jurisdictions’ securities laws.
With regard to Invesco securities, the Insider Trading Policy, among other provisions, prohibits directors, officers, and other Covered Persons who are deemed to have access to material, non-public information relating to the company from trading during specified Blackout Periods (as defined therein). All Covered Persons should review the Invesco Insider Trading Policy carefully and follow the policies and procedures described therein. The failure of a Covered Person to comply with the company’s Insider Trading Policy may subject him or her to company-imposed sanctions, up to and including termination for cause, whether or not the failure to comply results in a violation of law. Please contact an appropriate member of the Legal and Compliance Department on any questions regarding this subject and the company’s Insider Trading Policy.
4. Gifts and Relationships with Customers and Suppliers
Invesco seeks to do business with clients and suppliers on a fair and equitable basis. We may not accept or provide gifts of other than nominal value, or lavish entertainment, or other valuable benefits or special favors to or from customers or suppliers. We must observe any limits imposed by our business unit’s policies, local laws, or regulations with respect to the acceptance or provision of gifts and entertainment.
E. Compliance with Applicable Laws
Invesco strives to ensure that all activity by or on behalf of Invesco is in compliance with applicable laws. As Invesco operates in major countries and securities markets throughout the world, we have a duty to comply with applicable laws of the jurisdictions in which we operate. While not exhaustive, this section describes several areas where such legislation may exist.
1. Anti-Bribery and Dealings with Governmental Officials
Invesco does not tolerate bribery. We, and those working on Invesco’s behalf, must not offer, request, receive, give, accept or agree to accept bribes to or from anyone whether in the private or public sector with the intent to induce or reward improper performance of duties.

Many of the countries in which Invesco conducts its business prohibit the improper influencing of governmental officials or other business persons by the payment, giving or offering of bribes, gifts, political contributions, lavish hospitality or by other means. Our policy requires adherence to those restrictions.
Do not directly or indirectly promise, offer or make payment in money or give an advantage or anything of value to anyone including a government official, agent or employee of a government, political party, labour organization, charity, a business entity or its representatives, a candidate of a political party or their families, with the intent to induce favourable business treatment or improper performance of their business or government decisions and actions.
This policy prohibits actions intended to, for example, improperly:
•	influence a specific decision or action or

•	enhance future relationships or

•	maintain existing relationships
We must not request, accept or agree to accept payments or other advantages that are intended to improperly influence our decisions or actions or additionally, agree to any business relationships that are conditional on such advantages being given or received.
In general, all travel and entertainment that Covered Persons provide to existing or perspective business partners and governmental officials must be pre-approved within the appropriate business unit. If approved, and in the case of situations involving government officials, a written confirmation that such expenses do not violate local law must be obtained from an appropriate third party (e.g., the business unit’s legal counsel or the government official’s supervisor).
Covered Persons shall comply with applicable laws governing political campaign finance and lobbying activities and shall not engage in any conduct that is intended to avoid the application of such laws to activities undertaken on Invesco’s behalf. In addition, appropriate executive officers shall monitor compliance with lobbyist registration and disclosure requirements by all individuals who act on behalf of Invesco.
These prohibitions in this section extend to any consultants or agents we may retain on behalf of Invesco.
Further information can be found in Invesco’s Global Anti-Bribery policy. Guidance regarding genuine and allowable gifts, benefits and entertainment is set out in the Gifts, Benefits and Entertainment Policy.

2. Anti-Money Laundering
In the global marketplace, the attempted use of financial institutions and instruments to launder money is a significant problem that has resulted in the passage of strict laws in many countries. Money laundering is the attempt to disguise money derived from or intended to finance illegal activity including drug trafficking, terrorism, organized crime, fraud, and many other crimes. Money launderers go to great lengths to hide the sources of their funds. Among the most common stratagems are placing cash in legitimate financial institutions, layering between numerous financial institutions, and integrating the laundered proceeds back into the economy as apparently legitimate funds.
All Covered Persons must be vigilant in the fight against money laundering, and must not allow Invesco to be used for money laundering. Each business unit has developed an anti-money laundering program that is consistent with Invesco’s policy. Each Covered Person must comply with the applicable program.
3. Antitrust
The laws of many countries are designed to protect consumers from illegal competitive actions such as price fixing and dividing markets. It is Invesco’s policy and practice to compete based on the merits of our products and services. In order to further that policy, Covered Persons must not fix or control prices with competitors, divide up territories or markets, limit the production or sale of products, boycott certain suppliers or customers, unfairly control or restrict trade in any way, restrict a competitor’s marketing practices, or disparage a competitor. Covered Persons must never discuss products, pricing or markets with competitors with the intent to fix prices or divide markets.
4. International Issues
If you conduct business for Invesco outside of the U.S., in addition to being familiar with the local laws of the other countries involved, be sure you are familiar with the following U.S. laws and regulations. Violations of these laws can result in substantial fines, imprisonment and severe restrictions on the company’s ability to do business.
Foreign Corrupt Practices Act
The United States Foreign Corrupt Practices Act (FCPA) and similar laws in many other countries have a variety of provisions that regulate business in other countries and with foreign citizens. In essence, these laws make it a crime to promise or give anything of value to a foreign official or political party in order to obtain or keep business or obtain any improper advantage. It is also illegal to make payments to agents, sales representatives or other third parties if you have reason to believe your gift will be used illegally. Seek advice from the appropriate member of the Legal and Compliance Department for interpretation of the FCPA or similar laws if you are involved in any business dealings that involve foreign countries.

Anti-Boycott Laws
From time to time, various countries may impose restrictions upon the ability of businesses in their jurisdiction to engage in commerce with designated individuals, countries or companies. These laws are commonly referred to as boycotts or trade embargoes. It may be against the law to cooperate in any boycotts between foreign countries not sanctioned by the laws of the place where your office is located. All requests for boycott support or boycott-related information must be reported to your supervisor and the member of the Legal and Compliance Department with responsibility for your office.
Similarly, many countries contribute the names of criminal or terrorist organizations or individuals to a common database and require financial institutions to screen customer lists against the database as part of their “Know Your Customer” obligations. We must be aware of, and where appropriate, adhere to any such restrictions.
Embargo Sanctions
The United States Treasury Department’s Office of Foreign Assets Control prohibits U.S. companies and their foreign subsidiaries from doing business with certain countries and agencies and certain individuals. The laws of other countries may have similar types of prohibitions. The regulations vary depending on the country and the type of transaction and often change as countries’ foreign policies change. If you are aware of any sensitive political issues with a country in which Invesco is doing or considering doing business, seek advice from the appropriate member of the Legal and Compliance Department.
F. Information Management
1. Confidential Information
Confidential information includes all non-public information that might be of use to competitors, or harmful to the company or its customers, if disclosed. All information (in any form, including electronic information) that is created or used in support of company business activities is the property of Invesco. This company information is a valuable asset and Covered Persons are expected to protect it from unauthorized disclosure. This includes Invesco customer, supplier, business partner, and employee data. United States (federal and state) and other jurisdictions’ laws may restrict the use of such information and impose penalties for impermissible use or disclosure.
Covered Persons must maintain the confidentiality of information entrusted to them by the company or its customers, vendors or consultants except when disclosure is properly authorized by the company or legally mandated. Covered Persons shall take all reasonable efforts to safeguard such confidential information that is in their possession against inadvertent disclosure and shall comply with any non-disclosure obligations imposed on Invesco in its agreements with third parties.

Information pertaining to Invesco’s competitive position or business strategies, and information relating to negotiations with Covered Persons or third parties, should be protected and shared only with Covered Persons having a need to know such information in order to perform their job responsibilities.
2. Data Privacy
Data privacy, as it relates both to our clients and our employees, has become a major political and legal issue in many jurisdictions in which we do business. A variety of laws in each of those jurisdictions governs the collection, storage, dissemination, transfer, use, access to and confidentiality of personal information and patient health information. These laws can work to limit transfers of such data across borders and even among affiliated entities within Invesco. Invesco and its Covered Persons will comply with all provisions of these laws that relate to its business, including the privacy, security and electronic transmission of financial, health and other personal information. The company expects its Covered Persons to keep all such data confidential and to protect, use and disclose information in the conduct of our business only in compliance with these laws. The company will consider and may release personal information to third parties to comply with law or to protect the rights, property or safety of Invesco and its customers. In accordance with Invesco policies, each business unit has developed required disclosures and data security procedures applicable to that business unit. All Covered Persons must comply with the applicable procedures.
With respect to Invesco Covered Persons, all salary, benefit, medical and other personal information relating to Covered Persons shall generally be treated as confidential. Personnel files, payroll information, disciplinary matters, and similar information are to be maintained in a manner designed to protect confidentiality in accordance with applicable laws. All Covered Persons shall exercise due care to prevent the release or sharing of such information beyond those persons who may need such information to fulfill their job functions. Notwithstanding the foregoing, all personnel information belongs solely to Invesco and may be reviewed or used by the company as needed to conduct its business.
G. Protecting Invesco’s Assets
All Covered Persons shall strive to preserve and protect the company’s assets and resources and to promote their efficient use. The standards set forth below are intended to guide Covered Persons by articulating Invesco’s expectations as they relate to activities or behaviors that may affect the company’s assets.

1. Personal Use of Corporate Assets
Theft, carelessness and waste have a direct impact on Invesco’s profitability. Covered Persons are not to convert assets of the company to personal use. Company property should be used for the company’s legitimate business purposes and the business of the company shall be conducted in a manner designed to further Invesco’s interest rather than the personal interest of an individual Covered Person. Covered Persons are prohibited from the unauthorized use or taking of Invesco’s equipment, supplies, materials or services. Prior to engaging in any activity on company time which will result in remuneration to the Covered Person or the use of Invesco’s equipment, supplies, materials or services for personal or non-work related purposes, officers and other Covered Persons shall obtain the approval of the supervisor of the appropriate business unit.
2. Use of Company Software
Covered Persons use software programs for word processing, spreadsheets, data management, and many other applications. Software products purchased by the company are covered by some form of licensing agreement that describes the terms, conditions and allowed uses. It is the company’s policy to respect copyright laws and observe the terms and conditions of any license agreements. Copyright laws in the United States and other countries impose civil and criminal penalties for illegal reproductions and use of licensed software. You must be aware of the restrictions on the use of software and abide by those restrictions. Invesco business equipment may not be used to reproduce commercial software. In addition, you may not use personal software on company equipment without prior written approval.
3. Computer Resources/E-mail
The company’s computer resources, which include the electronic messaging systems (e-mail, SMS, etc.), belong to Invesco and not to the Covered Person. They are not intended to be used for amusement, solicitation, or other non-business purposes. While it is recognized that Covered Persons will occasionally use the system for personal communications, it is expected that such uses will be kept to a minimum and that Covered Persons will be responsible and professional in their use of these functions. The use of the computer systems to make or forward derogatory or offensive remarks about other people or groups is prohibited. E-mail/Text messages should be treated as any other written business communication.
4. Invesco Intellectual Property
Covered Persons must carefully maintain and manage the intellectual property rights of Invesco, including patents, trademarks, copyrights and trade secrets, to preserve and protect their value. Information, ideas and intellectual property assets of Invesco are important to the company’s success.

Invesco’s name, logo, trademarks, inventions, processes and innovations are intellectual property assets and their protection is vital to the success of the company’s business. The company’s and any of its subsidiaries’ names, logos and other trademarks and service marks are to be used only for authorized company business and never in connection with personal or other activities unless appropriately approved and in accordance with company policy. In addition, our Covered Persons must respect the intellectual property rights of third parties. Violation of these rights can subject both you and the company to substantial liability, including criminal penalties.
Any work product produced in the course of performing your job shall be deemed to be a “work made for hire” and shall belong to Invesco and is to be used only for the benefit of Invesco. This includes such items as marketing plans, product development plans, computer programs, software, hardware and similar materials. You must share any innovations or inventions you create with your supervisor so that the company can take steps to protect these valuable assets.
5. Retention of Books and Records
Invesco corporate records are important assets. Corporate records include essentially everything you produce as a Covered Person, regardless of its format. A corporate record may be in the form of paper, computer tapes, microfilm, e-mail, or voice mail. It may be something as obvious as a memorandum or a contract or something not as obvious, such as a desk calendar, an appointment book, or an expense record.
Invesco is required by law to maintain certain types of corporate records, usually for a specified period of time. Failure to retain such documents for such minimum periods could subject Invesco to penalties and fines, cause the loss of rights, obstruct justice, place Invesco in contempt of court, or place Invesco at a serious disadvantage in litigation. However, storage of voluminous records over time is costly. Therefore, Invesco has established controls to assure retention for required periods and timely destruction of retrievable records, such as paper copies and records on computers, electronic systems, microfiche, and microfilm. Even if a document is retained for the legally required period, liability could still result if a document is destroyed before its scheduled destruction date.
Invesco and its affiliates are subject to the regulatory requirements of numerous countries and regulatory agencies. Virtually all of them have specific requirements concerning the creation, maintenance and storage of business records. Invesco expects all Covered Persons to become familiar with and fully comply with the records retention/destruction schedule for the departments and office locations for which they work. If you believe documents should be retained beyond the applicable retention period, consult with the Legal and Compliance Department.

6. Sales and Marketing Materials
Invesco is committed to building sustained, open, and honest relationships with our customers, and to complying with all relevant regulatory requirements. This requires that all marketing and sales-related materials be prepared under standards approved by the Legal and Compliance Department and, prior to use, reviewed and approved by the appropriate supervisor within a business unit. Covered materials include but are not limited to, requests for proposals, client presentations, performance summaries, advertisements, published market commentaries, brochures and web site content.
H. Disclosure of Invesco Information
1. Integrity and Accuracy of Financial Records
The preparation and maintenance of accurate books, records and accounts is required by law and essential to the proper discharge of financial, legal and reporting obligations. All Covered Persons are prohibited from directly or indirectly falsifying or causing to be false or misleading any financial or accounting book, record or account. In addition, all financial data must be completely and accurately recorded in compliance with applicable law and Invesco’s accounting policies and procedures. A Covered Person may violate this section by acting or by failing to act when he or she becomes aware of a violation or potential violation of this section.
2. Disclosure in Reports and Documents
Filings and Public Materials. As a public company, it is important that the company’s filings with the SEC and other U.S. federal, state, domestic and international regulatory agencies are full, fair, accurate, timely and understandable. The company also makes many other filings with the SEC and other U.S. and international regulatory agencies on behalf of the funds that its subsidiaries and affiliates manage. Further, the company prepares mutual fund account statements, client investment performance information, prospectuses and advertising materials that are sent out to its mutual fund shareholders and clients.
Disclosure and Reporting Policy. The company’s policy is to comply with all applicable disclosure, financial reporting and accounting regulations applicable to the company. The company maintains the highest commitment to its disclosure and reporting requirements, and expects and requires all Covered Persons to record information accurately and truthfully in the books and records of the company.
Information for Filings. Depending on his or her position with the company, a Covered Person may be called upon to provide necessary information to assure that the company’s public reports and regulatory filings are full, fair, accurate, timely and understandable. The company expects all Covered Persons to be diligent in providing accurate information to the inquiries that are made related to the company’s public disclosure requirements.
Disclosure Controls and Procedures and Internal Control Over Financial Reporting. Covered Persons are required to cooperate and comply with the company’s disclosure controls and procedures and internal controls over financial reporting so that the company’s reports and documents filed with the SEC and other U.S. federal, state, domestic and international regulatory agencies comply in all material respects with applicable laws and provide full, fair, accurate, timely and understandable disclosure.

3. Improper Influence on the Conduct of Audits
Every Covered Person must deal fairly and honestly with outside accountants performing audits, reviews or examinations of Invesco’s and its subsidiaries’ financial statements. To that end, no Covered Person of Invesco may make or cause to be made a materially false or misleading statement (or omit facts necessary to make the statements made not misleading) in connection with an audit, review or examination of financial statements by independent accountants or the preparation of any document or report required to be filed with a governmental or regulatory authority. Covered Persons of Invesco also are prohibited from coercing, manipulating, misleading or fraudulently inducing any independent public or certified public accountant engaged in the performance or review of financial statements that are required to be filed with a governmental or regulatory authority if he or she knows or should have known that his or her actions could result in making those financial statements materially misleading.
4. Standards for Invesco’s Financial Officers
Invesco’s Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer (the “Financial Officers”) are required to take all reasonable steps to provide full, fair, accurate, timely and understandable disclosures in the reports and documents that Invesco files with or submits to the SEC and other regulatory bodies and in other public communications made by Invesco. In the event that a Financial Officer learns that any such report, document or communication does not meet this standard and such deviation is material, then the Financial Officers are required to review and investigate such deviation, advise the Board of Directors or the Audit Committee of the Board of Directors regarding the deviation and, where necessary, revise the relevant report, document or communication.
Although a particular accounting treatment for one or more of Invesco’s operations may be permitted under applicable accounting standards, the Financial Officers may not authorize or permit the use of such an accounting treatment if the effect is to distort or conceal Invesco’s true financial condition. The accounting standards and treatments utilized by Invesco must, in all instances, be determined on an objective and uniform basis and without reference to a single transaction or series of transactions and their impact on Invesco’s financial results for a particular time period. Any new or novel accounting treatment or standard that is to be utilized in the preparation of Invesco’s financial statements must be discussed with Invesco’s Audit Committee and its independent auditors.

5. Communications with the Media, Analysts and Shareholders
Invesco has a long-standing policy of co-operating with the news media and the financial community. This policy is intended to enhance respect for the company, provide accurate information, and achieve our business goals.
Invesco employs media relations professionals who are responsible for handling all contacts with the news media. Invesco’s Communications and Public Affairs Department is responsible for formulating and directing our media relations policy worldwide. Other Invesco employees may not speak to or disseminate information to the news media unless such contact has been requested and arranged by or coordinated with an Invesco media relations professional in accordance with the company’s media relations policy. Any contact from the news media should be referred promptly and without comment to an Invesco media relations professional. If you do not know the appropriate media relations professional for your unit, you can refer the contact to the Invesco Communications and Public Affairs Department.
Many countries have detailed rules with regard to the dissemination of information about public companies. In particular, a public company must have procedures for controlling the release of information that may have a material impact on its share price. The Chief Executive Officer and the Chief Financial Officer are responsible for Invesco’s relationships with the financial community, including the release of price sensitive information. Other Invesco employees may not speak to or disseminate information regarding the company to the financial community (including analysts, investors, shareholders, Company lenders, and rating agencies) unless such contact has been requested and arranged by the Chief Executive Officer, the Chief Financial Officer or the Investor Relations Group within the Finance Department

I. Compliance with the Code of Conduct
1. Your Responsibilities
One person’s misconduct can damage our entire company’s hard-earned reputation and compromise the public’s trust in the company. Every Covered Person should therefore be familiar with this Code and abide strictly by its provisions.
2. Reporting Violations of the Code
As part of being accountable to each other and Invesco, all Covered Persons are required to report possible violations of the Invesco Code of Conduct, laws or regulations. Such violations can include, but are not limited to:
➢	Violations of any laws or regulations generally involving Invesco;

➢	Questionable accounting matters, internal accounting controls, auditing matters, breaches of fiduciary duty or violations of United States or foreign securities laws or rules (collectively, “Accounting Matters”) including, but not limited to:
•	fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of Invesco;

•	fraud or deliberate error in the recording and maintaining of financial records of Invesco;

•	deficiencies in or non-compliance with Invesco’s internal accounting controls;

•	misrepresentation or false statements to or by a senior officer or accountant regarding a matter contained in the financial records, financial reports or audit reports of Invesco;

•	deviation from full and fair reporting of Invesco’s financial condition; or

•	fraudulent or criminal activities engaged in by officers, directors or employees of Invesco;
You may report your concerns in any of three ways:
Contact your supervisor
We encourage you to first contact your immediate supervisor, who is in turn responsible for informing Invesco’s Compliance Reporting Line (described below) of any concerns raised.

Contact the Legal and Compliance or Human Resources Departments
If you prefer not to discuss a concern with your own supervisor, you may instead contact the Legal and Compliance or Human Resources Departments directly.
Call our Compliance Reporting Line
You may also report your concerns confidentially and anonymously by calling the Invesco Compliance Reporting Line. If you are calling from a U.S. or Canadian location, dial 1-866-297-3627. For calls from all other locations, dial an international operator and request a collect call to 1-704-943-1136. When asked for your name use “Invesco.”
The Compliance Reporting Line is administered by an outside vendor and is available 24 hours a day, seven days a week. For more information on the Compliance Reporting Line, please click here: Compliance Reporting Line.
Complaints relating to Accounting Matters will be reviewed pursuant to the Audit Committee’s policy and procedures and under its direction and oversight by such persons as the Audit Committee determines to be appropriate. All other matters will be reviewed under the direction and oversight of the appropriate departments within Invesco, usually also including the Legal and Compliance Department. Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Audit Committee or other reviewing department.
Invesco will not permit retaliation, retribution, harassment, or intimidation of any employee who in good faith reports a possible violation. Along with the three reporting methods described above, this also includes, but is not limited to an employee who discloses information to a government or law enforcement agency, or any other national, state or provincial securities regulatory authority where the employee has reasonable cause to believe that the information discloses a violation or possible violation of federal or state law or regulation.
However, employees who file reports or provide evidence which they know to be false or without a reasonable belief in the truth and accuracy of such information may be subject to disciplinary action, including termination of their employment.
3. Failure to Comply
It is your responsibility at all times to comply with the law and behave in an ethical manner. Failure to obey laws and regulations violates this Code and may expose both you and the company to criminal or civil sanctions. Invesco will investigate reported violations of the Code and, if violations are found, may take disciplinary action, if appropriate, against the individuals involved up to and including termination. Invesco may also seek civil remedies from you and even refer criminal misconduct to law enforcement agencies, and may make reports, if appropriate, to regulatory authorities. Nothing in this Code restricts the company from taking any disciplinary action on any matters pertaining to the conduct of a Covered Person, whether or not expressly set forth in the Code.

4. Annual Certification
As Covered Persons, each of us is obligated to read and understand this Code of Conduct and our relevant business unit’s policies and procedures. All Covered Persons are expected to abide by both the letter and spirit of the Code and will certify their adherence on an annual basis.
5. Other Requirements
This Code cannot anticipate every possible situation or cover every topic in detail. The company has established special policies to address specific subjects and will update this Code and those specific policies from time-to-time. Covered Persons are also expected to perform their work with honesty and integrity in any areas not specifically addressed by the Code. If you are unclear about a situation, please speak with your supervisor or an appropriate member of the Legal and Compliance Department before taking action.
6. Waivers of the Code
In certain limited situations, Invesco may waive the application of a provision of the Code to employees or Executive Officers (as defined in Rule 3b-7 under the Securities Exchange Act of 1934, “Executive Officers”). For the purposes of the Code, the term “waiver” shall mean a material departure from a provision of the Code.
For all employees, including Executive Officers, any requests for waivers must be made to the Legal and Compliance Department. For waiver requests not involving an Executive Officer, the Legal and Compliance Department shall forward the request to the General Counsel of the business unit for consideration.
For waiver requests involving an Executive Officer, the Legal and Compliance Department will forward the request to the Invesco Board of Directors or a committee thereof for consideration. Only the Board of Directors or one of its committees may approve a waiver for an Executive Officer. Any such waiver granted to an Executive Officer shall be promptly disclosed to shareholders within four (4) business days as required by SEC rules and the corporate governance listing standards of the New York Stock Exchange and other applicable laws.

Criteria for a Waiver:
Any employee or Executive Officer requesting a waiver of the Code must demonstrate that such a waiver:
•	is necessary to alleviate undue hardship or in view of unforeseen circumstances or is otherwise appropriate under all the relevant facts and circumstances;

•	will not be inconsistent with the purposes and objectives of the Code;

•	will not adversely affect the interests of clients of the company or the interests of the company; and

•	will not result in a transaction or conduct that would violate provisions of applicable laws or regulations.
7. Use and Disclosure
This Code is intended solely for the internal use by the company and does not constitute an admission, by or on behalf of the company, as to any fact, circumstance, or legal conclusion. To the extent required by law, the company shall publicly (e.g., in its Annual Report on Form 10-K and/or on its website) disclose this Code of Conduct and its application to all of the company’s Covered Persons.
8. Amendments
This Code may only be amended by Invesco’s Board of Directors or a duly authorized committee thereof. To the extent required by law, amendments to the Code of Conduct shall be disclosed publicly. As set forth in the company’s filings with the SEC, the company has elected to disclose certain amendments to the Code that affect, and any waivers of the Code granted to, Financial Officers on the company’s Web site.
Revised: October 2011

D6. Gifts and Entertainment
Policy Number: D-6      Implementation Date: March 2006      Effective Date: November 2011

1. Overview
Invesco’s Code of Conduct requires that all Invesco personnel adhere to the highest standards of ethical conduct, including sensitivity to actual or apparent conflicts of interest. Exchanging gifts and entertainment is an accepted business practice that helps Invesco to build strong relationships with its Business Partners (see definition below). However, the provision or receipt of gifts or entertainment can create, or can have the appearance of creating, conflicts of interest.
The Invesco Ltd. Gifts and Entertainment Policy (the “Invesco Policy”) establishes rules and guidelines that help to ensure that the provision or receipt of such gifts or entertainment does not obligate, appear to obligate, or inappropriately influence the recipient. The Invesco Policy is applicable to Invesco and its individual business units worldwide.
This Invesco Canada Gifts and Entertainment Policy (“Policy”) is intended to work with the Invesco Policy and supplement it with local rules. In certain instances, with approval from the Invesco Risk Management Committee, this Policy may contain exceptions to the Invesco Policy. The Policy is applicable to all Invesco Canada employees, including temporary, part-time, contract, seasonal personnel, agency temps, and contingent workers.
Employees are also governed by the firm’s policy on expense reporting pertaining to corporate expenses, which can be found on the Intranet Site under travel guidelines, and the firm’s policy on Sales Practices, which can be found in the Invesco Canada Compliance Manual under section D-2.
2. Definitions
For purposes of this Policy, a Business Partner is considered to be any person or a family member of this person, or entity that has a direct or indirect, existing or potential business relationship with Invesco Canada. Business Partners specifically include broker dealers and financial advisors.
A gift is anything of value given or received involving Invesco Canada personnel or a family member of an Invesco Canada employee and a Business Partner. Gifts may include, but are not limited to, personal items, air miles, services, office accessories, electronic equipment (e.g., iPods, MP3 Players, etc.), tickets (e.g., theatre, concerts, sporting events, etc.) and sporting equipment (e.g., golf clubs, tennis rackets, etc.). Any prizes given or received during the course of an entertainment event (e.g. golf tournament) is considered and shall be recorded as a gift. For purposes of this Policy, gifts do not include promotional items of nominal value (approximately $20 - e.g., golf balls, pens, etc.) that display the logo of Invesco Canada or its Invesco business units, or of its Business Partners.

Entertainment includes meals, sporting events, the theatre, parties or receptions, and similar functions where both the Invesco Canada employee and the Business Partner are in attendance. Unless personnel from both entities are in attendance, the activity is defined as a gift. The value of entertainment includes the Business Partner’s proportionate share of the cost of the activity itself (for example, the cost of tickets or a meal), as well as the cost of any related activities or services provided. The value of entertainment does not include the cost of overhead (such as rent or equipment rentals).
This Policy also applies where there is an activity or event associated with a charity or sponsorship and a Business Partner is invited to participate.
3. Thresholds
Employees are prohibited from giving or receiving gifts with a value of more than $250. The maximum total value of gifts received by, or given to, a Business Partner is $250 annually.
Entertainment should not exceed $400 per Business Partner per event. The maximum total value of entertainment per Business Partner is $1,200 annually.
4. Frequency
Gifts and entertainment cannot be so extensive or so frequent as to cause a reasonable person to question whether the provision of the items or activity improperly influences the employee or Business Partner.
5. Prohibited Activities
Employees are prohibited from providing or receiving any gift or entertainment that is conditioned upon Invesco Canada doing business with the entity or person involved.
Employees are prohibited from soliciting gifts and entertainment. Employees are to immediately advise the Invesco Canada Compliance department (“Compliance”) if a Business Partner solicits the employee for gifts and entertainment other than a charitable donation or request for sponsorship.
Except with the prior approval of Compliance, employees cannot pay for, or accept, any travel and/or accommodation to or from a Business Partner.
With respect to approved cooperative marketing practices, such as sales communications and investor seminars, where Invesco Canada pays a portion of the cost, Invesco Canada cannot provide gifts, other than nominal valued promotional items, to the dealer’s clients. Nominal speaker gifts would be co-op eligible at approved dealer-sponsored events for financial advisors.
6. Exceptions – Invesco Canada Charity Events
Notwithstanding sections 3 and 5 of this Policy, Invesco Canada employees are not prohibited from soliciting gifts from Business Partners if the gift is intended as a prize for an Invesco Canada Charity Event (e.g. CFAP Silent Auction). Any gift received for this purpose is not subject to the gift threshold of $250 per Business Partner per year.

7. Exceptions to Thresholds – Prior Approval
Any exceptions to the established gifts and entertainment thresholds require prior approval from a sub-committee of the Invesco Risk Management Committee. Requests for exceptions will be considered on a case by case basis. In order to request an exception, the requesting department must submit a memo outlining the rationale for the request to Compliance for initial consideration. If Compliance has no objections, the requesting department is to forward the memo to the Invesco Global Assurance Officer who will then arrange for the Invesco Risk Management Committee to review. The Invesco Global Assurance Officer will inform the requesting department of the Invesco Risk Management Committee’s decision. Evidence of any exception approvals given must be maintained for audit purposes for a seven year period. In addition, exceptions granted must be noted in the applicable gifts and entertainment log that is maintained by the requesting department.
8. Reporting/Record Keeping
Each department is responsible for keeping a record of all gifts and entertainment given or received. With the exception of the Retail and Institutional Sales areas all gifts and entertainment records shall be entered and maintained via the Star Compliance system. Retail and Institutional Sales will keep the appropriate records on the systems they utilize for recording and managing gifts and entertainment. Minimum required information includes: date, employee name(s), business partner firm name, business partner representative name(s), description of gift or entertainment, approximate dollar value, and required approval where applicable. Promotional items of nominal value (approximately $20) do not need to be recorded. Where the value of the activity or item is not readily known, the employee should record the estimated cost.
9. Review and Monitoring
This Policy shall be overseen and administered by Invesco Canada’s Code of Ethics Committee, which has responsibility for the overall scope, application, and enforcement of this Policy. Invesco Canada’s Code of Ethics Committee shall receive the reports and recommendations of the Invesco Canada Compliance department and of management from time to time and periodically update or revise this Policy as may be desirable.
Each department head is expected to be aware of the gifts and entertainment being logged by its department staff and upon identification of any concerns or trends is expected to bring such concerns or issues to the attention of Compliance.
On a quarterly rotating basis, Compliance will conduct reviews of the gifts and entertainment logs and records. Each department will be reviewed once per annum. A summary of such review, together with other relevant observations and recommendations, shall be reported to the Invesco Canada Code of Ethics Committee.
Evidence of reviews must be maintained for a minimum of seven years.

Any breaches identified through reviews or otherwise will be reported to the Invesco Canada Code of Ethics Committee and to the Compliance Committee of the Funds Advisory Board.

D7. Personal Trading Policy
Policy Number: D-7      Implementation Date: October 2006      Effective Date: September 2012

1. Purpose and Application
The purpose of the Invesco Canada (Invesco) Personal Trading Policy (Policy) is to ensure the fair treatment of client accounts through the highest standard of integrity and ethical business conduct by employees. For the purposes of this Policy, the terms “clients” and “client accounts” always refers to the investment funds that Invesco manages or sub-advises or other accounts for which Invesco has been engaged to provide investment management services.
The Policy applies to all officers, directors and employees of Invesco (Employees) and their Covered Accounts (defined below). Employees include temporary, part-time, contract, and seasonal personnel who are employed with Invesco for more than 3 months.
Invesco recognizes that certain relationships with non-employees, such as consultants or independent contractors, may present particular risks that inappropriate trading could occur in the event that they have access to nonpublic information. As part of the process for engaging the services of consultants or other independent contractors, the Chief Compliance Officer may deem it necessary to have a non-employee agree to be bound by the Policy as if he or she were an Employee.
The Policy is designed to ensure, among other things, that the personal securities transactions of all Employees are conducted in accordance with the following general principles:
•	A duty at all times to place the interests of client accounts first.

•	Employees should not take inappropriate advantage of their positions.

•	Employees must not use any nonpublic information about client accounts for their direct or indirect personal benefit.
Personal securities transactions must be conducted in a manner that avoids any actual or perceived conflict of interest. Using the Star Compliance automated request system (Star Compliance), Employees are required to report holdings in Reportable Securities as well as pre-clear personal securities transactions in Reportable Securities in a Covered Account, except where noted below in section 3.4.

2. Definitions
2.1 Covered Accounts
A Covered Account is defined for purposes of this Policy as any account:
•	Where the Employee is the registered owner of the securities in the account, thereby having a direct financial interest or benefit from the account

•	In which an Employee has indirect financial interest or indirect benefit, such as accounts held in the name of the Employee’s spouse or minor children

•	In which an Employee has direct control, such as any account for which the Employee has a power of attorney or trading authorization, trust accounts on which the Employee is appointed a trustee, or corporate accounts for which the Employee is an authorized signing officer
The examples provided above are not all-inclusive. There may be other account types and registrations not listed above that are considered covered for the purposes of this Policy.
2.2 Reportable Securities
Reportable Securities are holdings that are required to be recorded into the Star Compliance system. For purposes of this Policy, Reportable Securities include, but are not limited to:
•	Stocks, bonds, options, rights, warrants, Exchange Traded Funds (ETFs), Exchange-Traded Notes (ETNs), and any closed-end mutual funds.

•	Any mutual funds, including proprietary investment products managed by Invesco.

•	IVZ vested shares that are part of the employee equity awards program are received into STAR Compliance from an electronic data feed provided by the custodian of the IVZ account. Since, Compliance receives this information from an external party, employees should verify that these holdings are captured in the STAR Compliance system and are included in their Annual Holdings Report. Furthermore, the sales of these securities are subject to pre-clearance requirements.

2.3 Non-Reportable Securities
Non-Reportable Securities are holdings that are not required to be recorded in the Star Compliance system. Non-Reportable Securities include:
•	Unit investment trusts (i.e., variable insurance contracts funded by insurance company separate accounts organized as unit investment trusts) invested exclusively in open-end mutual funds that are not managed or distributed by Invesco.

•	Open-end U.S. and Canadian mutual funds that are not managed or distributed by Invesco.

•	Securities held in Employee accounts administered by Group Retirement Services (GRS).

•	Securities issued or guaranteed by (i.e., securities that are the direct obligations of) the government of Canada or the government of the United States.

•	Principal protected or Linked note investment products.

•	Money market instruments, money market mutual funds, guaranteed investment certificates, bankers’ acceptances, bank certificates of deposit, commercial paper and repurchase agreements.
3. Pre-Clearance Requirements
3.1 Submitting the Request to Trade
Except where noted below in section 3.4, an Employee must receive prior approval using the Star Compliance system or from the Code of Ethics (North America) team in order to engage in a personal securities transaction in a Reportable Security.
Pre-clearance will not be given if the proposed personal securities transactions is in conflict with any of the rules outlined in this Policy, including the Blackout Rule. The Blackout Rule means that pre-clearance for a personal securities transaction will be denied where there has been a transaction by a client account in the same, or equivalent, security within three (3) business days of the proposed personal securities transaction and the personal securities transaction does not qualify for the De Minimis Exemption.
For the purposes of this policy, an equivalent security means a security that (1) is convertible into another security of the same issuer or (2) gives its holder the right to purchase another security of the same issuer. For example, a bond or preferred stock may be convertible into another security of the same issuer, or an option or warrant may give the holder the right to purchase stock of the same issuer. ADR and EDR shares are considered equivalent to their corresponding foreign shares.

The trade approval process involves the following steps:
•	The proposed trade must be entered into the Star Compliance system. Covered persons (e.g. an Employee’s spouse) who do not have access to the Star Compliance system can submit their trade requests either through the Invesco employee or may contact the Code of Ethics (North America) team directly. The Star Compliance system will confirm if there is any activity currently on the trading desk and check the portfolio accounting system to verify if there have been any transactions in the same or equivalent security within the corresponding Blackout Rule period.

•	The Star Compliance system will check to see if the security is on the restricted list (refer to section 8.1).

•	The Star Compliance system will provide an automated response on a timely basis for all pre-approval requests indicating whether the transaction has been approved or denied.
3.2 Executing Approved Transactions
All authorized personal securities transactions must be executed by 4pm EST on the next business day. If the trade is not executed within this time period, a new pre-clearance request must be submitted and approved if the Employee still intends to trade in that security. Any exception to this rule must be approved by the Chief Compliance Officer or the Code of Ethics (North America) team.
All approved trades that are not executed must be retracted in the Star Compliance system by the Employee.
Employees may be requested to reverse any trades processed without the required pre-approval. Any costs or losses associated with the reversal are the responsibility of the Employee. The Employee may also be asked to disgorge any profits from the trade.
3.3 De Minimis Exemption
Certain personal securities transactions may qualify for an exemption to the Blackout Rule. Personal securities transactions that qualify for the De Minimis Exemption must still be pre-cleared in Star Compliance. Securities that qualify for this De Minimis Exemption must meet the following criteria:

Equity Securities
Where a security is included in the S&P/TSX Composite Index or the Russell 1000 Index, Employees may trade up to 500 shares of the security and such trades will not be subject to the Blackout Rule.
For any other security, if an Employee does not have knowledge of trading activity in a particular security, that Employee may trade up to 500 shares of such security in a rolling 30 day period provided the aggregate number of shares of such security traded on all Invesco trading desks on the day of the pre-clearance request does not exceed 500 shares. Such trades will not be subject to the Blackout Rule.
Fixed Income Securities
An Employee may trade up to $100,000 of par value in a fixed income security and such trades will not be subject to the Blackout Rule.
The De Minimis Exemption is available to Employees for each qualifying security on a rolling 30 calendar day basis.
3.4 Exceptions to Pre-clearance Requirements
Trading in the following types of securities do not require pre-clearance:
•	Open-end mutual funds (including Invesco managed mutual funds), open-end unit investment trusts and pooled trust funds.

•	Variable annuities, variable life products, segregated funds, and other similar unit-based insurance products issued by insurance companies and insurance company separate accounts.

•	Securities issued or guaranteed by the Government of Canada, or the government of any province or territory in Canada.

•	Securities issued or guaranteed by the Governments of the United States.

•	Physical commodities or securities relating to those commodities.

•	Other securities or classes of securities as the Invesco Compliance department or the Code of Ethics (North America) team may from time to time designate.
The following Employee accounts are also excluded from the pre-clearance requirement:
•	Employee share purchase plans, except for the sale of the securities.

•	Invesco employee stock option purchase plans, except for the sale of the securities.
4. Reporting Requirements
Employees are required to sign-off and submit various reports in the Star Compliance system as detailed in sections 4.1 to 4.6 below. Employees that do not hold any Reportable Securities in any Covered Accounts are still required to sign-off on these reports.
4.1 Initial Holdings Reports
Within 10 days of becoming an Employee, each Employee, must complete an Initial Holdings Report by inputting into the Star Compliance system the following information:
•	a complete list of all Covered Accounts (including the name of the financial institution with which the Employee maintains the account);

•	a list of each Reportable Security including the number of shares (equities) or principal amount (debt securities) held in each Covered Account.
The information must be current within 45 days of the date of becoming an Employee.
4.2 Quarterly Transaction Reports
Within 30 calendar days after the end of each calendar quarter, an Employee, using the Star Compliance system, must submit a Quarterly Transaction Report. The report will contain the details of each personal securities transaction during the quarter in a Reportable Security in each Covered Account.
Transactions effected by an automatic investment plan are not subject to pre-clearance nor are they reportable on the Quarterly Transaction Reports. An automatic investment plan means any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.
4.3 Annual Holdings Reports
Within 30 calendar days after the end of the year, each Employee, using the Star Compliance system, must submit an Annual Holdings Report. The report will contain the following information:
•	all Covered Accounts of such Employee (including the name of the financial institution with which the Employee maintained the account)

•	a list of each Reportable Security including the number of shares (equities) or principal amount (debt securities) in each Covered Account
4.4 Reports of Trade Confirmations
Within 10 calendar days of settlement of each personal securities transaction involving a Reportable Security, whether the transaction had to be pre-cleared or not, the Employee engaging in the transaction must provide the Code of Ethics (North America) team a duplicate copy of the trade confirmation, or such other confirmations as are available.
Employees are encouraged to request their financial institution to automatically send the Code of Ethics (North America) team copies of trade confirmations and monthly client account statements.
The Code of Ethics (North America) team will review all reports submitted and report any breaches of this Policy or any other concerns relating to personal trading to the Invesco Compliance department. All breaches and concerns are also reported to Invesco Canada’s Ethics Committee.
4.5 New Covered Accounts Opened Since Joining Invesco
Employees who open a new covered account while employed with Invesco are required to enter the account into the Star Compliance system within 10 calendar days of opening the account.
4.6 Certification of Compliance
On an annual basis, Employees are required to confirm adherence to this Policy by signing off on the following:
•	Certificate of Compliance by using the Star Compliance system

•	Invesco Code of Conduct
5. Discretionary Managed Accounts
An Employee must receive approval by the Chief Compliance Officer or to the Code of Ethics (North America) team to establish and maintain a fully managed discretionary account where investment discretion is given to an investment manager or trustee. Approval will be granted providing that:
•	The account is subject to a written contract and all investment discretion has been delegated to another party.

•	The Employee has provided the Chief Compliance Officer or the Code of Ethics (North America) team with a copy of such written agreement.

•	The Employee certifies in writing that he or she has not discussed, and will not discuss, potential investment decisions with the party to whom investment discretion has been delegated.

•	Discretionary managed accounts for which this exemption is available would not include ones where the accountholder has given a power of attorney (POA) to another person such as a broker for temporary discretionary trading.
Employees are not required to record their managed accounts on the Star Compliance system as this is completed by the Code of Ethics (North America) team for the purposes of the annual certification. Transactions of individual securities executed in a managed account are not subject to pre-clearance nor are they reportable in any Quarterly Transaction Reports.
6. Options Trading
In the case of personal securities transactions involving the purchase or sale of an option on an equity security, the Star Compliance system will determine whether to authorize the transaction by matching the pre-clearance request against activity in client accounts in both the option and the underlying security. Pre-clearance will not be given if there has been a client account transaction in either the option or the underlying security within the corresponding Blackout Rule period or the underlying security is on the Restricted List of the proposed personal securities transaction. Pre-clearance is required for both the opening and closing transaction. Approval given to an opening transaction does not guarantee that the closing transaction will automatically be approved.
An Employee is prohibited from engaging in transactions in publicly traded options, such as calls and puts, on shares of Invesco Ltd.
7. Short Sales
Short sales of securities are permissible subject to the following conditions:
•	No short sales on shares of Invesco Ltd.

•	No short sales on securities where there has been a trade in the same security where the corresponding Blackout Rule period applies in one of the client accounts.

•	Portfolio managers are prohibited from short selling a security if the client account the Portfolio Manager manages are long the security.

•	If a Portfolio Manager is selling a stock there should generally be no “short selling” allowed until that position is completely sold. This provision includes the situation where the Portfolio Manager stops selling the security for a short period, for example to let the market absorb what has been sold, and then resumes selling the position.
Transactions executed in a brokerage account that are initiated by the financial institution (e.g. a margin call) are not subject to pre-clearance.
8. Restrictions on Certain Activities
Employees are subject to the following additional restrictions and prohibitions relating to certain investment activities.
8.1 Prohibition against Trading in Securities on “Restricted Lists”
Generally, all Employees are prohibited from engaging in any personal securities transactions in a security on the Invesco “restricted list”. Refer to Policy B4 – Securities Restricted List for further details.
There are instances when a security is added to the Restricted List due to ownership limits as defined under Canadian securities laws. In such instances, the Chief Compliance Officer or the Code of Ethics (North America) team may grant approval to a personal securities transaction request after reviewing the request to ensure that there are no conflicts of interest.
This short-term trading prohibition will be waived by the Invesco Canada Chief Compliance Officer or the Code of Ethics (North America) team in certain instances including where an Employee wishes to limit his or her losses on a security.
8.2 Prohibition against Short-Term Trading Activities
Employees are prohibited from engaging in the purchase and sale, or short sale and cover of the same Reportable Security within 60 days at a profit. If an Employee trades a Reportable Security within the 60 day time frame, any profit from the trade will be disgorged to a charity of Invesco’s choice and a letter of education may be issued to the Employee.

This short-term trading prohibition will be waived by the Invesco Canada Chief Compliance Officer or the Code of Ethics (North America) team in certain instances including where an Employee wishes to limit his or her losses on a security.
8.1 Prohibition against Purchases in Initial Public Offerings (IPOs)
Employees generally are prohibited from purchasing securities in IPOs. Employees may purchase securities in an IPO when the trade is through a discretionary managed account.
8.4 Restricted Securities Issued by Public Companies
Generally, Employees are discouraged from investing in restricted securities of public companies including special warrant deals. Restricted securities are securities acquired in an unregistered, private sale from an issuer. An Employee must receive approval from the Chief Compliance Officer or the Code of Ethics (North America) team prior to executing a transaction in a restricted security.
8.5 Restrictions on Private Placements
An Employee may not purchase or sell any security obtained through a private placement (including Hedge Funds) unless the transaction has been pre-cleared by the Chief Compliance Officer or the Code of Ethics (North America) team. The Chief Compliance Officer or the Code of Ethics (North America) team will maintain a record of the approval and the rationale supporting the purchase of the Private Placement. Further, Employees who have been authorized to acquire securities in a private placement must disclose such investment when he/she plays a part in any client account’s subsequent consideration of an investment in the issuer. In such circumstances, the client account’s decision to purchase securities of the issuer is subject to an independent review by investment personnel with no personal interest in the issuer.
8.6 Investment Clubs
Employee participation in an investment club requires the approval of the Chief Compliance Officer or the Code of Ethics (North America) team. Approval will not be provided if the Employee has control over the investment decision-making for the investment club.
If participation in an investment club has been approved, all future trades will be subject to pre-clearance. An Employee must make arrangements to ensure that duplicate trade confirmations and client account statements are provided to the Chief Compliance Officer or the Code of Ethics (North America) team.

8.7 Trading in Securities of Invesco Ltd.
The Invesco Insider Trading Policy prohibits directors, executive officers, and other specified employees (Blackout Group) who are deemed to regularly have access to material nonpublic information about Invesco from trading in Invesco during the “Blackout Periods”. This trading prohibition also extends to the family members of these persons. Persons within the Blackout Group are determined on a quarterly basis and are notified of their status accordingly.
Any Employee who becomes aware of material, nonpublic information about Invesco is prohibited from trading Invesco Securities.
Details of the blackout period can be found by way of the attached link:
Trading Blackouts
The following additional trading restrictions apply to trading in Invesco Ltd.
•	Short term trading in Invesco shares is prohibited.

•	Pledging Invesco securities as collateral for a loan is generally prohibited. Exceptions must be approved by the Chief Compliance Officer or the Code of Ethics (North America) team.
9. Independent Directors
Except as otherwise provided in the special procedures for independent directors of US Funds, personal securities transactions of independent directors of Invesco or of Invesco Canada’s corporate funds and members of the Fund’s Advisory Boards are not subject to either the pre-clearance or reporting requirements set forth in this Policy.
Notwithstanding this exception, such directors must report on a quarterly basis to the Invesco Compliance department any personal securities transactions in the shares of Invesco Ltd. or mutual funds managed by Invesco. For purposes of this exception the term “independent director” means
a)	any director of Invesco Canada’s corporate funds or members of the Invesco Canada Fund Advisory Board
i)	who is neither an officer nor Employee of Invesco or of any Invesco Company.
b)	any director of Invesco Canada who
i)	is not an interested person of a US Fund under Section 2(a)(19) of the Investment Company Act (1940) and would otherwise be required to submit a pre-clearance request or make a report solely by reason of being an Invesco Aim director and

ii)	does not regularly obtain information concerning the investment recommendations or decisions made by Invesco Canada on behalf of the US Funds.
10. Oversight
This Policy shall be overseen and administered by Invesco Canada’s Ethics Committee, while administration of this Policy is the responsibility of the Chief Compliance Officer.
10.1 Ethics Committee
This Policy shall be overseen and administered by Invesco Canada’s Ethics Committee (the “Committee”), which has responsibility for the overall scope, application, and enforcement of this Policy. The Committee shall receive the reports and recommendations of the Invesco Compliance department from time to time and periodically update or revise this Policy as necessary.
The Committee shall meet twice a year to review the Chief Compliance Officer’s report and other matters relevant to the Invesco Code of Conduct and this Policy. A majority of the members of the Committee constitute a quorum. A majority of the members present at a meeting constitutes the vote required for any action taken by the Committee. Special meetings of the Committee may be called by any member of the Committee to discuss matters that are deemed to warrant immediate attention.
10.2 Invesco Canada Chief Compliance Officer
The Chief Compliance Officer administers all aspects of the Policy and may designate these activities to the Code of Ethics (North America) team which include informing new Employees of the requirements and monitoring personal trading activities.
The Chief Compliance Officer or designate will provide a written report, at least annually to the Committee summarizing:
•	Compliance with the Policy for the period under review.

•	Violations of the Policy for the period under review.

•	Sanctions imposed under the Policy by Invesco Canada during the period under review.

•	Changes in procedures recommended for the Policy.

•	Any other information requested by the Committee.
The Chief Compliance Officer or designate reports on personal trading matters to the Compliance Committee of the Invesco Canada Boards and provides an annual report to the Independent Review Committee.